SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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SEARS, ROEBUCK AND CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

SEARS, ROEBUCK AND CO.

3333 BEVERLY ROAD

HOFFMAN ESTATES, ILLINOIS 60179

March 20, 2003

ALAN J. LACY

Chairman of the Board

Chief Executive Officer

Dear Shareholder:

I am pleased to invite you to attend the Company’s 2003 Annual Meeting of Shareholders on Thursday, May 8, 2003. The meeting will begin at 10:00 a.m. (CDT) in the Merchandise Review Center, Sears, Roebuck and Co., 3333 Beverly Road, Hoffman Estates, Illinois. For your convenience, we are again broadcasting the meeting live over the Internet at www.sears.com.

The Notice of Annual Meeting and Proxy Statement that follow this letter describe the matters to be voted on during the meeting. Your proxy card and the Company’s 2002 Annual Report are also enclosed.

Whether or not you plan to attend in person, please read the proxy statement and vote your shares. Instructions for Internet and telephone voting are attached to your proxy card. If you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

If you plan to attend:

If you are a shareholder of record and you plan to attend the meeting, please keep the admission ticket that is attached to the enclosed proxy card, as you must present this ticket to be admitted to the meeting. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding shares in brokerage accounts (“street-name” holders) will need to bring proof of ownership (such as a brokerage statement) of Sears shares as of the record date of March 10, 2003. Registration will begin at 8:30 a.m. and seating will begin at 9:30 a.m. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Sincerely,

SEARS, ROEBUCK AND CO.

3333 BEVERLY ROAD

HOFFMAN ESTATES, ILLINOIS 60179

March 20, 2003

STEVEN M. COOK

Vice President, Deputy General Counsel

and Acting General Counsel

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Sears, Roebuck and Co. will hold its 2003 Annual Meeting of Shareholders in the Merchandise Review Center, Sears, Roebuck and Co., 3333 Beverly Road, Hoffman Estates, Illinois, on Thursday, May 8, 2003. The meeting will begin at 10:00 a.m. (CDT) At the meeting, we will:

•	Elect three directors for terms expiring at the 2006 Annual Meeting of Shareholders;

•	Ratify the recommendation of the Audit Committee that Deloitte & Touche LLP be appointed auditors of the Company for 2003;

•	Vote on the shareholder proposals set out in the proxy statement, if they are properly introduced at the meeting; and

•	Consider any other business properly presented at the meeting.

By Order of the Board of Directors,

Steven M. Cook

Vice President, Deputy General Counsel and Acting General Counsel

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, we urge you to vote as soon as possible by Internet, telephone or mail.

Proxy Statement

This proxy statement and the accompanying proxy card are being mailed to Sears shareholders in connection with the solicitation of proxies by the Board of Directors for the 2003 Annual Meeting of Shareholders on May 8, 2003. The mailing commenced on or about March 20, 2003.

Questions and Answers

Q:	Who can vote?

A:	You can vote if you were a shareholder at the close of business on the record date, March 10, 2003. There were 316,813,561 common shares outstanding on March 10, 2003.

Q:	What am I voting on?

A:	You are voting on:

■	The election of three nominees as directors. The nominees of the Board of Directors are Hall Adams, Jr., James R. Cantalupo and W. James Farrell for terms that expire in 2006.

■	The ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2003.

■	The shareholder proposals described beginning on page 24, if properly introduced at the meeting.

The three nominees for director who receive the most votes will be elected. For any other proposal to be approved, more votes must be cast for it than against it.

Q:	How will the proxies vote on any other business brought up at the annual meeting?

A:	By submitting your proxy card, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the annual meeting.

The Company does not know of any other business to be considered at the annual meeting.

The proxies’ authority to vote according to their judgment applies only to shares you own as the shareholder of record. You are a “shareholder of record” if you hold your shares directly in your own name. If you hold your shares indirectly in the name of a bank, broker or other nominee, you are the beneficial owner of your shares as a “street-name shareholder.”

Q:	How do I cast my vote?

A:	If you hold your shares as a shareholder of record, you can vote in person at the annual meeting or you can complete and submit a proxy by Internet, telephone or mail. If you are a street-name shareholder, you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

The enclosed proxy card contains instructions for Internet, telephone and mail voting. Whichever method you use, the proxies identified on the back of the proxy card will vote the shares of which you are the shareholder of record in accordance with your instructions.

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends you vote for the election of each nominee and, for the ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2003. The Board recommends you vote against each of the shareholder proposals.

Q:	Who will count the vote?

A:	ADP Investor Communication Services, an independent tabulator, will count the vote. Representatives of Seaway National Bank, an independent bank, will act as the inspectors of election.

Q:	Is my vote confidential?

A:	All proxy cards (including those delivered by Internet or telephone) and all vote tabulations that identify an individual shareholder are confidential. Your vote will not be disclosed except:

■	To allow ADP Investor Communication Services to tabulate the vote;

■	To allow Seaway National Bank to certify the results of the vote; and

■	To meet applicable legal requirements.

ADP Investor Communication Services will transcribe any comments you write on your proxy card and give them to the Corporate Secretary, along with your name and address and number of shares voted. However, ADP Investor Communication Services will not disclose how the shares were voted (unless you have described your vote in your comment).

Q:	What is a “quorum”?

A:	A quorum is the number of shares that must be present to have the annual meeting. The quorum requirement for the annual meeting is one-third of the outstanding shares as of the record date, present in person or represented by proxy. If you submit a valid proxy card or attend the annual meeting, your shares will be counted to determine whether there is a quorum.

Abstentions and broker non-votes count toward the quorum. A “broker non-vote” occurs when a nominee (such as a bank or broker) does not have discretionary voting authority for shares held on behalf of a beneficial owner and does not receive voting instructions from the beneficial owner by ten days before the annual meeting.

Q:	Will broker non-votes or abstentions affect the voting results?

A:	No, they do not count as votes for or against a proposal. They do count for quorum purposes.

Q:	What shares are included on my proxy card?

A:	Your proxy card represents all shares registered to your account in the same social security number and address, including any full and fractional shares you own under one or more of the following plans and programs:

■	the Sears, Roebuck and Co. Direct Purchase Stock Plan;

■	the Sears 401(k) Savings Plan;

■	the Lands’ End, Inc. Retirement Plan; or

■	through your Salomon Smith Barney account for the Sears Associate Stock Purchase Plan.

We refer to the Sears 401(k) Savings Plan and the Lands’ End, Inc. Retirement Plan as the “401(k) Plans.” If you hold Sears common shares through either 401(k) Plan, your proxy card will instruct the trustee of your plan how to vote the shares allocated to your plan account.

Q:	What happens if I submit a proxy card without giving specific voting instructions?

A:	If you hold your shares as a shareholder of record and you submit your proxy card with an unclear voting designation or with no voting designation at all, the proxies will vote your shares as recommended by the Board of Directors. If you do not vote shares that you hold through either 401(k) Plan by 11:59 p.m. Eastern Time of the night before the annual meeting (or you submit your proxy card with an unclear voting designation or with no voting designation at all), then the plan trustee will vote the shares in your account in proportion to the way the other participants in your 401(k) Plan vote their shares. Your 401(k) Plan votes receive the same confidentiality as all other votes.

Q:	Can I revoke my proxy card?

A:	Yes, you can revoke your proxy card by:

■	Submitting a new proxy card;

■	Giving written notice before the meeting to the Corporate Secretary of the Company, stating that you are revoking your proxy card; or

■	Attending the meeting and voting your shares in person.

Unless you decide to vote your shares in person, you should revoke your prior proxy card in the same way you initially submitted it—that is, by Internet, telephone or mail.

Voting instructions given to the 401(k) Plan trustees may be revoked only up to the 401(k) Plan share voting deadline—11:59 p.m. Eastern Time of the night before the annual meeting.

Q:	What does it mean if I get more than one proxy card?

A:	Your shares are probably registered in more than one account. You should vote each proxy card you receive. Sears encourages you to consolidate all your accounts by registering them in the same name, social security number and address, which you can do by calling Sears shareholder services toll free at (800) 732-7780, selecting option #2, and then pressing “0” to speak to a representative.

Q:	How many votes can I cast?

A:	On all matters other than the election of directors, you are entitled to one vote per share. For the election of directors, you can “cumulate” your votes. This means that you can cast a number of votes equal to the number of shares you own multiplied by the number of directors to be elected. For example, if you own 100 common shares, you could cast 300 votes for the election of directors (100 shares x 3 directors to be elected = 300 votes). You could distribute those votes equally among the three nominees or you could allocate some or all of your votes to one or two nominees and cast few or no votes for the remaining nominee.

Unless you specify otherwise, your proxy card will authorize the proxies in their discretion to cumulate the votes you are entitled to cast and to allocate those votes among the nominees for director. If you wish to specify your cumulative vote and you are a shareholder of record, you must mail in your proxy card. If you wish to specify your cumulative vote and your shares are held in street name, you must follow the voting instructions you receive from your bank, broker or other nominee.

Q:	When are shareholder proposals due for the 2004 Annual Meeting of Shareholders?

A:	If you want to present a proposal from the floor at the 2004 annual meeting, you must give the Company written notice of your proposal no earlier than January 5, 2004 and no later than February 4, 2004. Your notice should be sent to Corporate Secretary, Sears, Roebuck and Co., Law Department, 3333 Beverly Road, Hoffman Estates, Illinois 60179. Your notice must comply with the Company’s By-Laws, the relevant portion of which is attached as Appendix A to this proxy statement. Among other things, the By-Laws provide that only shareholders of record can present proposals at the meeting.

If you want your proposal to be considered for inclusion in next year’s proxy statement, you must submit the proposal in writing to the Corporate Secretary so it is received at the above address by November 21, 2003.

Q:	How is this proxy solicitation being conducted?

A:	Sears has hired D.F. King to assist in the solicitation of votes for a fee of $12,000 (including out-of-pocket expenses). Sears will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. In addition, some employees of the Company and its subsidiaries may solicit proxies. D.F. King and employees of the Company may solicit proxies in person, by telephone and by mail. No employee of the Company will receive special compensation for these services, which the employees will perform as part of their regular duties.

Q:	Can I access future annual meeting materials through the Internet rather than receiving them by mail?

A:	Yes. If you vote via the Internet, you can also sign up for electronic delivery of future proxy materials. Just follow the instructions that appear after you finish voting. You will receive an e-mail next year notifying you of the web site containing the 2003 annual report and the proxy statement for the 2004 annual meeting.

Q:	What is “householding”?

A:	Sears has adopted a procedure called “householding,” which has been approved by the Securities and Exchange Commission. Under this procedure, a single copy of the annual report and proxy statement will be sent to any household at which two or more shareholders reside if they appear to be members of the same family, based on the shareholders’ prior express or implied consent. This procedure reduces our printing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings in any way. If a single copy of the annual report and proxy statement was delivered to an address that you share with another shareholder, at your written or oral request we will promptly deliver a separate copy.

Q:	How do I revoke my consent to the householding program?

A:	If you are a holder of record and share an address and last name with one or more other holders of record, and you wish to continue to receive separate annual reports, proxy statements and other disclosure documents, you may revoke your consent by writing to Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You may also revoke your consent by contacting Sears shareholder services by calling toll free at (800) 732-7780, selecting option #2, and then pressing “0” to speak to a representative. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

If you are receiving multiple copies of annual reports and proxy statements at an address shared with another shareholder, you may contact us to participate in the householding program.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

Item 1: Election of Directors

Item 1 is the election of three directors to the Board of Directors. The Board has three classes of as nearly equal size as possible. Directors hold office for staggered terms of three years. One of the three classes is elected each year to succeed the directors whose terms are expiring.

The Board of Directors expects all its nominees to be available for election. In case any nominee is not available, the proxies can vote your shares for a substitute if you have submitted your proxy card.

The terms of Class C directors Hall Adams, Jr., James R. Cantalupo and W. James Farrell expire at the 2003 annual meeting. They have each been nominated to serve another term in Class C expiring in 2006.

The directors in Class A are serving terms that expire in 2004 and the directors in Class B are serving terms that expire in 2005.

Information about each Class C nominee and about directors continuing in Classes A and B follows.

THE BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF ELECTING THE THREE NOMINEES.

Nominees For Director

Class C: Term Expiring at the 2003 Annual Meeting of Shareholders

HALL ADAMS, JR.

Chairman of the Board and Chief Executive Officer of Leo Burnett Company, Inc. (advertising) from 1987 until his retirement in 1992. Mr. Adams is a director of McDonald’s Corporation and Moody’s Corporation (formerly Dun & Bradstreet).

Director since 1993. Age 69.

JAMES R. CANTALUPO

Chairman and Chief Executive Officer of McDonald’s Corporation (restaurant chain) since January 1, 2003. Vice Chairman and President, Emeritus of McDonald’s Corporation during 2002, Vice Chairman and President from 1999 to 2002, Vice Chairman of McDonald’s Corporation and Chairman and Chief Executive Officer, McDonald’s International, from 1998 to 1999 and as President and Chief Executive Officer, McDonald’s International, from 1991 to 1998. He is a director of McDonald’s Corporation, Illinois Tool Works Inc., Rohm & Haas Company, the Chicago Council of Foreign Relations, the Mid-America Committee and World Business Chicago.

Director since 2000. Age 59.

W. JAMES FARRELL

Chairman of the Board and Chief Executive Officer of Illinois Tool Works Inc. (manufacturing and marketing of engineered components) since 1996. Mr. Farrell is a director of Illinois Tool Works Inc., Kraft Foods, Inc., The Allstate Corporation, The Federal Reserve Bank of Chicago and UAL Corporation.

Director since 1999. Age 60.

Directors Whose Terms of Office Continue

Class B: Term Expiring at the 2005 Annual Meeting of Shareholders

BRENDA C. BARNES

President and Chief Executive Officer of PepsiCola North America (beverages) from 1996 until her retirement in 1998. Ms. Barnes served as Interim President, Starwood Hotels and Resorts (hotels and leisure) from November 1999 until March 2000. She was Adjunct Professor, Northwestern University, Kellogg Graduate School of Management, 2002 and Guest Lecturer, North Central College, 2002. She is a director of Avon Products, Inc., Lucas Digital Ltd. and Lucas Arts Entertainment Company LLC (as of April 1, 2003, Lucas Digital Ltd. and Lucas Arts Entertainment Company LLC will be replaced by membership on the board of Lucasfilm Ltd.), PepsiAmericas, Inc., Staples, Inc. and The New York Times Company.

Director since 1997. Age 49.

MICHAEL A. MILES

Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc. (consumer products) from 1991 until his retirement in 1994. Mr. Miles is a Special Limited Partner of Forstmann Little & Co. (investment firm) and a member of its Advisory Board. He is a director of AMR Corporation, AOL Time Warner Inc., Community Health Systems, Inc., Dell Computer Corporation, Exult, Inc. and Morgan Stanley Dean Witter & Co. and The Allstate Corporation

Director since 1992. Age 63.

DOROTHY A. TERRELL

Venture Partner of First Light Capital (venture capital company) since March 2003. President, Platforms and Services Group, and Senior Vice President, Worldwide Sales, of NMS Communications (formerly Natural MicroSystems Corporation) (telecommunications) from 1998 until her retirement in 2002. Ms. Terrell served as President of SunExpress, Inc., an operating company of Sun Microsystems, Inc. (supplier of open network computing products and services), and as a Corporate Executive Officer of Sun Microsystems, Inc. from 1991 to 1997. She is a director of General Mills, Inc. and Herman Miller, Inc.

Director since 1995. Age 57.

RAUL H. YZAGUIRRE

President and Chief Executive Officer, National Council of LaRaza (social services) since 1974. He is a director of AARP Services, Inc. and the Council of Better Business Bureaus.

Director since 2001. Age 63.

Class A: Term Expiring at the 2004 Annual Meeting of Shareholders

DONALD J. CARTY

Chairman of the Board and Chief Executive Officer of AMR Corporation and American Airlines, Inc. (air transportation) since 1998. Mr. Carty served as President of AMR Airline Group and American Airlines from 1995 until 1998. He is a director of AMR Corporation and Dell Computer Corporation.

Director since 2001. Age 56.

ALAN J. LACY

Chairman of the Board of Sears, Roebuck and Co. since December 2000, President and Chief Executive Officer since October 2000. Mr. Lacy was President, Services, from 1999 to October 2000, President of Sears Credit from 1997 to 1999 (additionally Chief Financial Officer from 1998 to 1999).

Director since 2000. Age 49.

HUGH B. PRICE

President and Chief Executive Officer of the National Urban League (social services) since 1994 and has announced his resignation from the NUL effective April 11, 2003. Mr. Price is a director of Mayo Clinic Foundation, Metropolitan Life Insurance Company and Verizon Communications Inc.

Director since 1997. Age 61.

Board and Committee Information

The Board of Directors and four committees of the Board govern Sears. During 2002, the Board met eight times. Directors discharge their responsibilities throughout the year at Board and committee meetings and also through considerable telephone contact and other communications with the Chairman and other key executives, as well as with outside auditors and external advisors such as legal counsel and investment bankers.

The average attendance at Board and committee meetings was 96% in 2002. No director attended fewer than 75% of the meetings of the Board and of the committees of which the director was a member in 2002.

The following table identifies the current membership of Board committees and states the number of committee meetings held during 2002. A summary of each committee’s functions follows the table.

Director	Audit	Compensation	Executive	Nominating

Hall Adams, Jr.	✓			✓

Brenda C. Barnes		✓*	✓	✓

James R. Cantalupo	✓*	✓	✓

Donald J. Carty		✓		✓

W. James Farrell	✓	✓

Alan J. Lacy			✓*

Michael A. Miles		✓	✓	✓*

Hugh B. Price	✓			✓

Dorothy A. Terrell	✓	✓

Raul H. Yzaguirre	✓

No. of Meetings in 2002	8	6	0	3

* Committee Chair

Audit Committee

Assists the Board in monitoring:

■	The integrity of the financial statements of the Company.

■	The Company’s system of internal control.

■	The independence and performance of the Company’s independent public accountants.

■	The compliance by the Company with legal and regulatory requirements.

All members of the Audit Committee are independent as defined in the applicable NYSE listing standards.

Compensation Committee

■	Approves the compensation of the Chief Executive Officer and other officers of the Company.

■	Except as provided in specific plans or as resolved by the Board, is responsible for administration of all benefit plans, including stock option plans, that affect officers’ compensation.

Executive Committee

■	Performs certain Board duties between Board meetings, if necessary. (Did not meet in 2002.)

Nominating Committee

■	Evaluates the performance of the Board of Directors and the Chairman and Chief Executive Officer.

■	Reviews the management organization of the Company and succession plans for the Chairman and Chief Executive Officer.

■	Makes recommendations to the Board concerning the composition of the Board, the compensation of directors, the election of executive officers, the appointment of the Chairman for each committee of the Board, and the procedures for shareholder voting.

■	Reviews the Company’s corporate governance guidelines.

You can recommend a director candidate to the Nominating Committee, and the Committee will evaluate the candidate’s qualifications. Alternatively, you can nominate a candidate for election to the Board by complying with the nomination procedures in the Company’s By-Laws. If you want to submit a nomination, you should review the By-Law requirements on nominations by shareholders, which are included in the excerpt from the By-Laws that is attached as Appendix A to this proxy statement. The Company must receive your nomination of a candidate for director for the 2004 annual meeting no earlier than January 5, 2004 and no later than February 4, 2004. Your nomination should be sent to the Corporate Secretary, Sears, Roebuck and Co., Law Department, 3333 Beverly Road, Hoffman Estates, IL 60179.

Report of the Audit Committee

As described above, one of the Audit Committee’s functions is to assist the Board in monitoring the Company’s financial reporting process. In fulfilling its responsibilities, the Committee has:

■	Reviewed and discussed the Company’s audited financial statements with management;

■	Discussed with the independent auditors the matters required to be discussed by Statements on Auditing Standard No. 61 (SAS 61);

■	Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and discussed with the independent auditors their independence; and

■	Considered whether the independent auditors’ provision of services beyond the review of the Company’s quarterly and audit of the Company’s annual financial statements is compatible with maintaining such auditors’ independence.

Based on its reviews and discussions, and subject to the limitations on the Audit Committee’s role and responsibilities as described in its charter, the Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002 for filing with the SEC.

The Board has adopted a charter for the Committee, which charter was attached as Appendix B to the 2001 proxy statement.

Audit Committee:

James R. Cantalupo (Chairman)

Hall Adams, Jr.	Dorothy A. Terrell
W. James Farrell	Raul H. Yzaguirre

Hugh B. Price

Directors’ Compensation and Benefits

In order to align directors’ interests with shareholders’ interests, compensation is paid to directors who are not employees of the Company in the form of deferred shares, stock options and cash.

■	Each year, the Company grants to each non-employee director deferred shares valued at approximately $40,000. The deferred shares vest over the twelve-month period following the grant date. The directors receive their vested deferred shares as shares of Sears common stock when they leave the Board.

■	The Company annually grants each non-employee director an option to purchase Sears common shares. The option vests at the next annual meeting and is valued at approximately $40,000, except that in 2003 the number of shares subject to options granted to each non-employee director will be identical to the number of shares subject to options granted to him or her in 2002. The option exercise price equals the average market price of the underlying shares on the grant date.

■	The Company pays each non-employee director an annual cash retainer of $40,000 in quarterly installments. Further, the Company pays the chairs of the Audit, Compensation and Nominating Committees additional annual cash retainers of $7,500.

The actual number of deferred shares and option shares granted each year (except for 2003 as described above) depends on the price of Sears common shares on the grant date. On May 9, 2002, the Company granted each non-employee director 760 deferred shares and an option to buy 2,280 shares at an exercise price of $52.63. Each Committee Chairman received 902 deferred shares and an option to buy 2,707 shares at an exercise price of $52.63.

Each non-employee director has the right to elect to receive some or all of his or her annual cash retainer in the form of stock options. The number of shares underlying the options granted in lieu of the annual cash retainer will equal the total dollar amount of the cash retainer with respect to which the director has made the election, divided by one-third of the average of the closing market prices of a share of stock of the Company on each of the trading days in the calendar year preceding May 31. The options will be granted to the director quarterly, each grant covering 25% of the shares calculated as described in the preceding sentence. The exercise price will equal the average of the high and low trading prices of the underlying shares on the date of each quarterly grant. Finally, the vesting schedule for new awards will be determined by the Board of Directors at the time of award.

Non-employee directors who were first elected to the Board prior to December 31, 1995 will receive $30,000 annually after they retire from the Board pursuant to the Non-Employee Director Retirement Plan. The Non-Employee Director Retirement Plan was terminated in 1995.

Beneficial Ownership

Sears Common Share Ownership of Directors and Executive Officers as of January 31, 2003

Name	Sears Common Shares (a)		Sears Common Share Equivalents (b)	Sum of Common Shares Plus Common Share Equivalents

Hall Adams, Jr.	17,883	(c)	—	17,883

Brenda C. Barnes	16,988	(d)	—	16,988

James R. Cantalupo	11,333	(e)	1,717	13,050

Donald J. Carty	23,229	(f)	—	23,229

W. James Farrell	8,504	(g)	—	8,504

Alan J. Lacy	559,547	(h)	12,083	571,630

Michael A. Miles	20,160	(i)	11,745	31,905

Hugh B. Price	13,259	(j)	4,841	18,100

Dorothy A. Terrell	17,933	(c)	—	17,933

Raul H. Yzaguirre	3,932	(k)	809	4,741

Kathryn Bufano	60,748	(l)	—	60,478

Lyle G. Heidemann	197,931	(m)	10,882	208,813

Anastasia D. Kelly	218,645	(n)	101	218,746

Paul J. Liska	108,498	(o)	8,948	117,446

All directors and executive officers as a group	2,161,261	(p)	71,044	2,232,305

Notes to Sears Common Share Ownership of Directors and Executive Officers Table:

(a)	Ownership is as of January 31, 2003 and includes:
■	Shares in which the director or executive officer may be deemed to have a beneficial interest (including options vesting by April 1, 2003); and
■	Shares held as nontransferable restricted shares and nontransferable deferred common share units, which are subject to forfeiture under certain circumstances.

Except as otherwise indicated, each director and executive officer has sole voting and investment power with respect to the common shares listed on the table next to his or her name.

(b)	These common share equivalents represent fees deferred by directors and salary and bonuses deferred by executive officers at the request of the individual director or officer. They do not represent “beneficially owned” shares. Deferred amounts are converted into common share equivalents, the value of which mirrors the value of Sears common shares. Common share equivalents are paid out in cash when the director or officer ceases to serve as a director or officer. Accordingly, the amounts ultimately realized by the directors and officers will reflect changes in the market value of Sears common shares from the date of deferral until the date of payout.
(c)	Includes 4,529 vested deferred shares and 12,253 shares subject to exercisable options.
(d)	Includes 3,262 vested deferred shares and 8,726 shares subject to exercisable options. Mrs. Barnes shares voting and investment power with respect to 1,000 shares.
(e)	Includes 1,660 vested deferred shares and 4,673 shares subject to exercisable options.
(f)	Includes 844 vested deferred shares and 2,385 shares subject to exercisable options.
(g)	Includes 2,151 vested deferred shares and 6,353 shares subject to exercisable options.
(h)	Includes 450,137 shares subject to exercisable options, 3,573 shares credited to Mr. Lacy’s 401(k) Plan account and 25,899 shares credited to his non-diversifiable Sears common share unit account.
(i)	Includes 4,533 vested deferred shares and 12,253 shares subject to exercisable options.

(j)	Includes 3,544 vested deferred shares and 9,715 shares subject to exercisable options.
(k)	Includes 774 vested deferred shares and 2,058 shares subject to exercisable options.
(l)	Includes 16,666 shares subject to exercisable options and 229 shares credited to Ms. Bufano’s 401(k) Plan account.
(m)	Includes 141,720 shares subject to exercisable options, 4,585 shares credited to Mr. Heidemann’s 401(k) Plan account and 3,398 shares credited to his non-diversifiable Sears common share unit account. Mr. Heidemann shares voting and investment power with respect to 43,395 shares.
(n)	Includes 183,535 shares subject to exercisable options and 686 shares credited to Ms. Kelly’s 401(k) Plan account. As of January 27, 2003, Ms. Kelly no longer serves as Senior Vice President and General Counsel of the Company.
(o)	Includes 58,333 shares subject to exercisable options and 165 shares credited to Mr. Liska’s 401(k) Plan account.
(p)	Includes 25,827 directors’ vested deferred shares, 1,490,963 shares subject to exercisable options and 15,734 shares credited to executive officers’ 401(k) Plan accounts.

To the knowledge of the Company, as of January 31, 2003 and excluding common share equivalents, no director or executive officer (including each person listed in the table) beneficially owned 1% or more of Sears outstanding common shares, and all directors and executive officers together beneficially owned an aggregate of less than 1% of Sears outstanding common shares, including shares subject to exercisable options.

Section 16(a) Beneficial Ownership Reporting Compliance

SEC rules require the Company to disclose late filings of stock transaction reports by its directors and executive officers. Based solely on a review of reports filed by the Company on these individuals’ behalf and written representations from them that no other reports were required, all Section 16(a) filing requirements were met during fiscal 2002, except that for each of Greg A. Lee, Kathryn Bufano, and Raul Yzaguirre, one open market purchase of shares was reported late on a Form 4.

Sears Common Share Ownership of 5% Shareholders

Name and Address	Amount and Nature of Beneficial Ownership: Sears Common Shares (a)		Percent of Class

State Street Bank and Trust Company 225 Franklin Street Boston, Massachusetts 02110	30,204,243	(b)	9.5%

ESL Partners, L.P. and related entities, as a group(c)	28,059,500	(d)	8.9%

AXA and related entities, as a group, and AXA Financial, Inc.(e)	23,148,821	(f)	7.3%

Barrow, Hanley, Mewhinney & Strauss, Inc. One McKinney Plaza 3232 McKinney Avenue, 15th Floor Dallas, TX 75204-2429	18,012,900	(g)	5.7%

Notes to Sears Common Share Ownership of 5% Shareholders Table:

(a)	Except as otherwise indicated, (1) beneficial ownership is based on the latest Schedule 13G filed in February 2003 by the shareholder for ownership as of December 31, 2002, and (2) the shareholders listed in the table have sole voting and investment power with respect to the common shares indicated next to their respective names. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.
(b)	State Street Bank and Trust Company, as trustee, has advised the Company that as of December 31, 2002 it held 22,205,238 shares on behalf of participants in the Sears 401(k) Savings Plan. In its Schedule 13G, State Street disclosed sole voting power as to 7,170,006 shares, shared voting power as to 22,295,789 shares, sole dispositive power as to 30,183,198 shares and shared dispositive power as to 21,045 shares.

(c)	The address of ESL Partners, L.P., ESL Institutional Partners, L.P. and ESL Investors, L.L.C. is One Lafayette Place, Greenwich, CT 06830. The address of ESL Limited is Hemisphere House, 9 Church Street, Hamilton, Bermuda.
(d)	ESL Partners, L.P. disclosed sole voting power and dispositive power as to 17,127,875 shares; ESL Institutional Partners, L.P. disclosed sole voting and dispositive power as to 583,518 shares; ESL Investors, L.L.C. disclosed sole voting and dispositive power as to 6,607,694 shares; and ESL Limited disclosed sole voting and dispositive power as to 3,740,413 shares.
(e)	The address of AXA is 25, avenue Matignon, 75008 Paris, France. The address of AXA Assurances I.A.R.D. Mutuelle, AXA Conseil Vie Assurance Mutuelle and AXA Assurances Vie Mutuelle is 370, rue Saint Honore, 75001 Paris, France, and of AXA Courtage Mutuelle is 26, rue Louis le Grand, 75002 Paris, France (together, the “Mutuelles”). The address of AXA Financial, Inc. (“AFI”) is 1290 Avenue of the Americas, New, York, New York 10104.
(f)	The Mutuelles together control AXA, which in turn owns a majority interest in AFI. AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, AXA Courtage Assurance Mutuelle and AXA disclosed sole voting power as to 11,000,493 shares, shared voting power as to 3,588,621 shares, sole dispositive power as to 23,130,721 shares and shared dispositive power as to 18,100 shares. AXA Financial, Inc. disclosed sole voting power as to 10,990,393 shares, shared voting power as to 3,588,621 shares and sole dispositive power as to 23,123,621 shares.
(g)	Barrow, Hanley, Mewhinney & Strauss, Inc. disclosed sole voting power as to 4,737,200 shares, shared voting power as to 13,275,700 shares and sole dispositive power as to 18,012,900 shares.

Executive Compensation

The following Summary Compensation Table shows compensation information for Sears’ Chairman, President and Chief Executive Officer, Mr. Lacy, and the four other executive officers who were most highly compensated in 2002 (the “Named Officers”).

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(a)	Other Annual Compensation ($)(b)	Restricted Share Awards ($)(c)	Securities Underlying Options (#)	LTIP Payouts ($)		All Other Comp. ($)(d)

Alan J. Lacy	2002	1,000,000	1,797,917	64,965	—	—	—		7,700
Chairman & CEO,	2001	900,000	672,975	138,306	—	369,900	487,983	(e)	53,788	(f)
Sears, Roebuck and Co.	2000	675,000	1,041,247	7,950	—	603,750	—		49,000	(f)

Paul J. Liska	2002	730,000	780,925	6,127	—	—	—		7,700
EVP & President,	2001	408,333	695,000	2,850	2,026,000	175,000	262,500	(g)	77,350	(f)
Credit & Financial Products, Sears, Roebuck and Co.

Kathryn Bufano(h)	2002	500,000	585,195	6,127	381,150	50,000	—		729
EVP & GM, Softlines, Sears Retail	2001	1,894	575,000	—	1,191,000	—	—		—

Anastasia D. Kelly(i)	2002	509,000	518,654	—	—	—	—		7,700
SVP & General	2001	500,000	254,235	—	—	84,200	365,659		7,350
Counsel, Sears, Roebuck and Co.	2000	475,000	632,556	—	381,300	56,003	—		7,350

Lyle G. Heidemann	2002	500,000	601,997	4,037	1,115,500	—	—		7,700
EVP & GM,	2001	435,000	221,185	5,149	—	89,100	255,970		7,350
Hardlines, Sears Retail	2000	400,000	532,678	4,763	381,300	25,304	—		7,350

Notes to Summary Compensation Table:

(a)	The amounts in this column were all awarded under the Company’s Annual Incentive Compensation Plan, except that for 2001 (1) Ms. Bufano’s bonus includes a $50,000 one-time relocation transition payment, and (2) the bonus for each of Mr. Liska and Ms. Bufano includes a payment of $100,000 as a sign-on bonus. The payments for Mr. Liska and Ms. Bufano for 2001 also reflect guaranteed minimum payouts under their respective employment offers.

Pursuant to a deferred equity exchange feature available to participants in the Deferred Compensation Plan, Mr. Lacy elected to exchange and defer 20% of his 2001 bonus ($134,595 of the $672,975 represented in the table) at the average market price of $52.09 per share on March 15, 2002. As a result of his election to exchange and defer, Mr. Lacy received a 20% premium ($26,919) on the portion of the bonus he elected to exchange and defer. He received the premium in restricted common share equivalents, which will vest on March 15, 2005.

Pursuant to a deferred equity exchange feature available to participants in the Deferred Compensation Plan, Mr. Liska elected to exchange and defer 65% of his 2001 annual bonus ($386,750 of the $595,000 annual bonus represented in the table) at the average market price of $52.09 per share on March 15, 2002. As a result of his election to exchange and defer, Mr. Liska received a 20% premium ($77,350) on the portion of the bonus he elected to exchange and defer. He received the premium in restricted common share equivalents, which will vest on March 15, 2005.

Mr. Lacy also elected to defer 20% of his 2002 bonus ($359,583 of the $1,797,917 represented in the table) and Mr. Liska elected to defer 100% of his 2002 bonus. These funds are deposited in their accounts under the Deferred Compensation Plan.

(b)	Represents tax reimbursement payments and/or above-market interest on deferred compensation. For Mr. Lacy, the figure also includes use of corporate transportation and financial planning.

(c)	Restricted shares are Sears common shares that cannot be sold or otherwise transferred by the Named Officer until such restrictions lapse. Restricted share awards are valued at the closing price of Sears common shares on the date of grant. The Company pays dividends on restricted shares at the same rate paid on all Sears common shares. All shares may be forfeited if employment is terminated prior to the vesting date. Upon retirement or Company approved early retirement, death, permanent disability or a change in control of the company prior to the scheduled vesting date, a prorated number of shares will vest. If any of these events occur less than six months from the date of grant, all shares will be forfeited.

On December 28, 2002, the Named Officers owned the restricted shares set forth in the table below. The market value is based on the closing price of a Sears common share of $23.15 as of December 27, 2002, the last trading day of the Company’s fiscal year.

	Mr. Lacy	Mr. Liska	Ms. Bufano	Ms. Kelly	Mr. Heidemann
Number of Shares	40,000	50,000	40,000	11,334	34,334
Market Value	$926,000	$1,157,500	$926,000	$262,382	$794,832

All restricted share awards reported in the above table vest three years or more from the date of grant.

(d)	These amounts represent the Company’s matching contributions under the Sears 401(k) Savings Plan and under the Company’s nonqualified Supplemental 401(k) Savings Plan, in addition to amounts specified in footnote (f).

(e)	Pursuant to a deferred equity exchange feature available to participants in the Deferred Compensation Plan, Mr. Lacy elected to exchange and defer 20% of his 2001 Long Term Incentive (LTI) payment ($97,596 of the $487,983 represented in the table) at the average market price of $52.09 per share on March 15, 2002. As a result of his election to exchange and defer, Mr. Lacy received a 20% premium ($19,519) on the portion of the LTI payment he elected to exchange and defer. He received the premium in restricted common share equivalents, which will vest on March 15, 2005.

(f)	These amounts include the premiums received by Messrs. Lacy and Liska as a result of the equity exchanges of all or a portion of their annual bonus and/or LTI payments as disclosed in footnotes (a) and (e).

(g)	These payments reflect a guaranteed minimum payout pursuant to the employment offer for Mr. Liska.

(h)	In November 2001, Ms. Bufano executed an employment offer term sheet that provides for a base salary per annum of $500,000, with annual reviews.

(i)	As of January 27, 2003, Ms. Kelly no longer serves as Senior Vice President and General Counsel of the Company.

Stock Options

The following table summarizes all stock options the Board granted to the Named Officers during 2002. Individual grants are listed separately for each Named Officer. The table also shows the potential realizable value of each grant given two performance scenarios.

OPTION GRANTS IN 2002

Individual Grants(a)
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2002	Exercise or Base Price($)	Expiration Date	Potential realizable value at assumed annual rates of stock price appreciation for 10-year option term (b)
					5% ($)	10%($)

Alan J. Lacy	—	—	—	—	—	—

Paul J. Liska	—	—	—	—	—	—

Kathryn Bufano (c)	50,000	4.68	47.91	12/31/11	1,506,517	3,817,810

Anastasia D. Kelly	—	—	—	—	—	—

Lyle G. Heidemann	—	—	—	—	—	—

Notes to Option Grants Table:

(a)	All options have the following material terms. Options become exercisable in three equal annual installments beginning one year from the date of the grant, and remain exercisable until the 10th anniversary of the grant, unless cancelled earlier as a result of termination of employment. Upon retirement or Company approved early retirement, death or permanent disability, a prorated number of shares will vest. The shares will vest 100% upon a change in control of the Company. The option exercise price equals the average market price of a common share on the date of grant. The options include rights permitting the option holder to elect to have shares withheld to satisfy withholding tax requirements. The option holder can pay the option exercise price by tendering Sears common shares, which in turn gives the option holder the right to purchase the same number of shares tendered at a price equal to the average market price on the exercise date. The options include limited stock appreciation rights, which become exercisable in certain cases upon a change in control.

The Company can terminate all outstanding stock options, vested and unvested, if it merges with another entity or enters into certain other extraordinary transactions. In the event of such a transaction, the Company must make one of three equitable adjustments to the outstanding options: 1) replace the options with equivalent options for shares in the new entity; 2) accelerate the vesting of options so that they are exercisable prior to the transaction, or 3) pay in cash the difference between the exercise price and the market price of the options, whether vested or unvested, on the date of the transaction.

(b)	These amounts represent assumed rates of appreciation only. There can be no assurance that the amounts reflected in these columns will be achieved or, if achieved, will exist at the time of any option exercise. The actual value realized may vary significantly from these estimated values and will ultimately depend upon the excess of the stock price over the exercise price on the date the option is exercised, and upon any applicable taxes and fees.

(c)	In November 2001, Ms. Bufano executed an employment offer term sheet that provided for a stock option grant of 50,000 shares.

The following table shows options that Named Officers exercised during 2002 and the number of shares and the value of grants outstanding as of the end of the fiscal year for each Named Officer.

AGGREGATED OPTION EXERCISES IN 2002 AND FISCAL YEAR END OPTION VALUES

			Number of Securities Underlying Unexercised Options at 12/28/02		Value of Unexercised, In-The-Money Options at 12/28/02(a)
Name	Shares Acquired on Exercise(#)	Value Realized($)	Exercisable (# of Shares)	Unexercisable (# of Shares)	Exercisable ($ Value)	Unexercisable ($ Value)

Alan J. Lacy	—	—	387,254	917,851	0	0

Paul J. Liska	—	—	58,333	116,667	0	0

Kathryn Bufano	—	—	0	50,000	0	0

Anastasia D. Kelly	—	—	155,666	109,937	0	0

Lyle G. Heidemann	—	—	117,063	71,025	106,592	0

Note to Option Exercise Table:

(a)	The value of unexercised, in-the-money options is based on the closing market price of a Sears common share of $23.15 as of December 27, 2002, the last trading day of the Company’s fiscal year.

Long-Term Performance Incentive Program

The Sears Long-Term Performance Incentive Program (LTPIP) provides for performance-based awards made under the Sears 2000 Employees Stock Plan that are consistent with the measures provided in the Long Term Incentive Compensation Plan. The number of shares (if any) received at the end of each performance period depends on performance against four pre-defined goals and Sears share price performance relative to the market.

LONG-TERM PERFORMANCE INCENTIVE PROGRAM

Estimated Future Payouts Under Non-Stock-Price-Based Plans (a)
Name	Number of shares, units or other rights granted in 2002 (#)(b)	End of Performance Period	Maximum(#) (assuming all four goals are met) (c)

Alan J. Lacy	—	—	—

Paul Liska	—	—	—

Kathryn Bufano (d)	35,000	12-31-04	70,000

Anastasia D. Kelly	—	—	—

Lyle G. Heidemann	—	—	—

Notes to Long-Term Performance Incentive Program Table:

(a)	The Company determined the four performance goals prior to awarding shares. The performance goals for the LTPIP are based upon (a) retail and related services operating income growth, (b) comparable store sales growth, (c) operating expense reduction, and (d) credit and financial products operating income growth. The goals are designed to align the executives’ financial incentives with the Company’s strategic direction and initiatives. This plan is not structured as a “threshold, target and maximum” plan. The achievement of each of the goals, independently judged on a “met” or “not met” basis, will determine the actual number of shares (if any) received at the end of the performance period. This results in many award variations for each executive.

(b)	A participant may be entitled to an equal, lower or higher number of Sears shares than the number granted.

(c)	The estimated future payout shown above assumes that all goals were met. Sear’s relative share appreciation at the end of the measurement period will also affect the maximum payout and could reduce or increase the award by 50%.

(d)	In November 2001, Ms. Bufano executed an employment offer term sheet that provided for a grant under the Long-Term Performance Incentive Program of 35,000 shares.

Pension Plan

The Company maintains basic and supplemental pension plans that, subject to vesting conditions, provide retirement benefits for certain full-time and part-time United States associates of the Company and its subsidiaries.

Through December 31, 1999, annual retirement benefits under the pension plans were based upon credited years of service and the average annual cash compensation of the associate’s highest five successive calendar years of earnings out of the ten years immediately preceding termination of employment (“final average annual compensation”). Benefits earned through December 31, 1988 are reduced by a portion of the participant’s estimated social security benefits.

Effective January 1, 2000, retirement benefits are based on the individual’s cash compensation each year instead of his or her final average annual compensation. “Cash compensation” for pension plan purposes generally consists of salary and annual bonus. In the case of the Named Officers, it generally consists of amounts paid as shown in the salary and bonus columns in the Summary Compensation Table on page 14, excluding:

■	Amounts earned before the Named Officer became eligible under the plan; and

■	Sign-on bonuses, as described in footnote (a) to the summary compensation table.

As of December 31, 2002, and rounded to the nearest whole number, credited years of service under the pension plans for the Named Officers were as follows: Alan J. Lacy, 7; Kathryn Bufano, 2; Paul J. Liska, 3; Anastasia Kelly, 6; and Lyle Heidemann, 35. Each of Ms. Bufano and Mr. Liska receives a 2-year-for-1-year service credit up to 10 additional years under the terms of his or her employment offer. Ms. Kelly receives a 2-year-for-1-year service credit until 2005 under the terms of her employment offer and executive severance/non-compete agreement.

The Pension Plan Table below shows annual retirement benefits that would be payable based upon various assumptions as to annual cash compensation and years of service. It assumes retirement on December 31, 2003 at age 65. The table also assumes that benefits will be payable over the participant’s lifetime with no survivor benefits.

PENSION PLAN TABLE

	Years of Service
Remuneration	5	10	15	25	35
$1,000,000	$66,487	$120,379	$175,098	$295,528	$407,104
1,650,000	110,619	200,438	291,622	492,274	677,716
2,300,000	154,751	280,498	408,146	689,020	948,327
2,950,000	198,883	360,557	524,670	885,766	1,218,938
3,600,000	243,015	440,616	641,194	1,082,512	1,489,550
4,250,000	287,147	520,675	757,718	1,279,259	1,760,161

Officers’ Agreements

The Named Officers have entered into agreements with the Company that require the Named Officers to maintain the confidentiality of information concerning the Company’s business. The agreements also prohibit the Named Officers from working for a competitor of the Company or hiring any Sears employees for one year after their employment with the Company ends. Under the agreements, if the Company terminates a Named Officer’s employment without cause, the Named Officer will receive the following benefits:

■	Severance equal to a pro-rated bonus in the year termination occurs, plus two years of salary continuation, which includes annual base pay and annual bonus target calculated for the year the Named Officer’s employment with the Company ends;

■	Most Company benefits during the salary continuation period; and

■	Continued vesting of stock options and restricted shares during the salary continuation period.

All of the above payments will lapse if the Named Officer is employed by a competitor of the Company within one year of termination of active employment.

If the Named Officer’s employment is terminated in connection with a “change in control” of Sears, the Named Officer will receive the following benefits:

■	Pro-rated salary, including base pay and target bonus, as of the change in control termination;

■	A lump sum equal to two years of annual base pay plus the annual bonus target, determined by the year of the change in control termination;

■	Most Company benefits for two years following the change in control termination; and

■	Immediate vesting of any unvested stock options and restricted shares.

Generally, a “change in control” occurs if:

■	Anyone acquires beneficial ownership of 20% or more of the outstanding Sears common shares or the combined voting power of all voting securities;

■	The current Board and all future nominees of the current Board cease to constitute a majority of the Board; or

■	A fundamental corporate change occurs, such as a reorganization, merger, consolidation, liquidation, or dissolution or a sale of substantially all of Sears assets, unless Sears shareholders and directors maintain control of the resulting entity.

Named Officer’s agreements may also provide for supplemental plan benefits as described in the compensation tables.

Certain Stock Option and Restricted Shares Provisions

In 1997, the Company granted to Mr. Lacy an award of performance-based stock options and restricted shares, the vesting of which was subject in part to the requirement (the “share-price condition”) that the daily average price per Sears common share be at least $100.00 for 20 consecutive trading days prior to March 12, 2003. Subsequently, on March 12, 1999 the Company granted to Mr. Lacy an award of 25,000 restricted shares, the vesting of which was subject in part to the share-price condition not being satisfied.

Because the share-price condition was not satisfied, on March 12, 2003 the following occurred:

•	The options and restricted shares granted in 1997 were forfeited; and

•	12,500 restricted shares issued in 1999 vested. The remaining 12,500 restricted shares issued in 1999 will vest on March 12, 2004, subject to certain exceptions and additional conditions.

Report of the Compensation Committee

Sears seeks to manage its businesses to create superior long-term shareholder returns. In support, Sears executive compensation philosophy and compensation program are designed to: 1) provide competitive total compensation, 2) reward executives who achieve business objectives, and 3) reinforce long-term commitment to business growth.

The program bases executive rewards on individual and collective performance versus defined performance standards. These standards are built around management objectives to: 1) drive profitable growth, 2) become customer-centric, 3) foster the development of a diverse, high-performance culture and 4) focus on productivity and returns.

When Sears achieves top quartile performance, Sears seeks to provide commensurate rewards. Pay at risk is an important portion of total compensation, and performance metrics encourage the achievement of stretch objectives. In addition, executives are rewarded for increasing long-term shareholder returns.

Compensation Program

Sears compensation programs seek to drive business financial performance through high levels of individual and team performance. The executive compensation program consists of five parts:

Base Salary

Base salaries reward executives for contributions to company success. The timing and amount of base salary increases depends upon the executive’s past performance and experience, current level of contribution, future potential and the relevant labor market. Typically, salaries are reviewed annually. For 2002, the Committee approved base salary increases that were competitive with the market.

Annual Incentive Compensation

The Annual Incentive Compensation Plan rewards individuals who achieve year-over-year business-growth objectives. For 2002, the CEO’s annual bonus was based on a combination of growth in earnings per share and achievement of key strategic initiatives approved by the Board. For other executives, the annual bonus was based on a combination of growth in earnings per share and achievement of specified business-unit objectives, including support of the CEO’s strategic initiatives. Executives may elect to receive all or part of their annual bonus in shares of Sears stock to increase ownership.

Long-Term Incentive Compensation

The Long-Term Incentive Compensation Plan focuses on executives’ collective accountability to achieve long-term growth and returns. In 2001, the Company initiated the Long-Term Performance Incentive Program (the LTPIP) for selected senior executives. The LTPIP seeks to align participating executive’s financial incentives with the Company’s strategic direction and initiatives, thereby resulting in increasing shareholder return. Executives were granted a number of performance units tied to achievement of stretch financial goals with multi-year performance periods and modified by the extent to which Sears achieves total shareholder returns in excess of the market. The size and value of executives’ LTPIP awards will fluctuate commensurate with performance against these stated financial goals. A significant portion of the payments made under the LTPIP will be in the form of shares, further aligning executive interests with those of shareholders. The program was designed to achieve significant, lasting change that successfully repositions the Company for future growth, thereby enhancing shareholder value.

Stock Option Grants

Sears generally grants stock options annually under the Sears Employee Stock Plans to reward executives for growth in Company value as measured by stock price. The option price is equal to the average market price of a share on the grant date. The number of stock options granted reflects competitive and performance-based considerations. In 2002, Sears did not make a stock option grant to executives since the normal 2002 grant was made in late 2001.

Stock Ownership Guidelines

To further align executive and shareholder interests, the Compensation Committee has established guidelines for Sears stock ownership by executives. The guideline is five times base salary for the CEO, three times base salary for senior direct reports and one times base salary for other selected executives. All executives have five years to achieve ownership guidelines.

CEO Compensation

Mr. Lacy’s salary, annual bonus, stock option grants and long-term incentive awards generally follow the policies just described. Amounts paid and granted under these plans are disclosed in the compensation tables beginning on page 14.

In 2002, Mr. Lacy’s annual base salary was $1,000,000. Mr. Lacy’s 2002 target bonus was based on two factors: a pre-approved target level of improvement in the Company’s earnings per share over the prior year, and achievement of key strategic initiatives, as described under “Annual Incentive Compensation.” The Company’s earnings per share for incentive purposes was above the target level of performance and Mr. Lacy achieved the strategic initiative goals established by the Board of Directors. Accordingly, Mr. Lacy’s 2002 annual bonus of $1,797,917 was also above the target level.

Peer Companies

The Committee regularly monitors compensation practices of peer retail and service industry companies, other Fortune 100 companies, and other companies in the S&P 500 to determine the competitiveness of Sears executive compensation programs. The Committee believes that the Company’s most direct competitors for executive talent are not always industry peers. The companies that Sears benchmarks compensation practices against may include some or all of the companies included in the S&P 500 Retailing Index and/or the S&P 500 Department Stores Index that are used for the comparison performance graph on page 23.

Policy on Deductibility of Compensation

Federal tax law limits the Company’s tax deduction for annual compensation paid to certain Named Officers to $1 million per person, unless certain exceptions apply. One of these exceptions is that certain compensation based on objective performance goals and terms approved by shareholders is not subject to the $1 million limitation. The Committee uses and intends to use performance-based compensation, which should minimize the effect of these tax limits. Yet because Sears must attract and appropriately reward executives, the Committee believes the loss of a tax deduction occasionally may be necessary.

The Compensation Committee

The Compensation Committee is composed of independent, non-employee directors. The Committee helps the Board establish the Company’s executive compensation philosophy. The Committee approves the terms and conditions of employment for executive officers and administers the compensation programs for these officers. In addition, the Committee oversees benefits plans covering all associates, recommending changes in these plans to the Board. The Committee uses the advisory services of independent compensation and benefits consultants in meeting its responsibilities.

Conclusion

The Compensation Committee believes that Sears executive compensation programs align the interests of the Company’s executive officers with those of the shareholders by motivating executives to achieve goals designed to drive profitable growth and improve productivity and financial returns.

Compensation Committee:

Brenda C. Barnes (Chairman)	Michael A. Miles
James R. Cantalupo	Dorothy A. Terrell

Donald J. Carty

W. James Farrell

Compensation Committee Interlocks and Insider Participation

During 2002, the following directors (none of whom was or had been an officer or employee of the Company or any of its subsidiaries) served on the Company’s Compensation Committee: Brenda C. Barnes, James R. Cantalupo, Donald J. Carty, W. James Farrell, Michael A. Miles, and Dorothy A. Terrell. There were no interlocks with other companies within the meaning of the SEC’s proxy rules during 2002.

Performance Graph

The following graph compares the performance of Sears common shares with that of the S&P 500 Index, the S&P 500 Retailing Index and the S&P 500 Department Stores Index.

In previous years, the Company compared the performance of Sears common shares with that of the S&P 500 Index, the S&P Retail Stores Composite Index and the S&P Retail Department Stores Index. Effective  December 31, 2001, Standard & Poor’s adopted a new industry classification system and discontinued the S&P Retail Stores Composite Index and the S&P Retail Stores Index. The Company therefore replaced these indices with the S&P 500 Retailing Index and the S&P 500 Department Stores Index. The S&P Retailing Index consists of companies included in the S&P 500 Index in the broadly defined retail sector, which includes competing retailers of softlines (apparel and domestics) and hardlines (appliances, electronics and home improvement products), as well as food and drug retailers. The S&P Department Stores Index consists primarily of department stores that compete with the Company’s full-line stores.

Comparison of Five-Year Cumulative Total Return

December 1997 Through December 2002

CUMULATIVE INDEXED RETURNS

	1997	1998	1999	2000	2001	2002

SEARS	100.00	95.62	69.95	82.37	115.41	59.29

S&P 500	100.00	128.58	155.63	141.46	124.66	97.12

S&P RETAILING INDEX	100.00	162.31	223.70	172.02	201.66	154.69

S&P DEPT STORES INDEX	100.00	102.09	85.58	90.27	115.99	83.25

Assumes $100 invested on the last trading day of December 1997. Dividends are reinvested at the end of the month in which the ex-dividend date falls.

Item 2: Appointment of Auditors

Item 2 is the ratification of the Audit Committee’s recommendation that Deloitte & Touche LLP be appointed independent public accountants to audit the financial statements of the Company for fiscal year 2003. Representatives of Deloitte & Touche LLP will be present at the meeting. They will be available to respond to your questions and may make a statement if they desire.

THE BOARD RECOMMENDS THAT YOU VOTE TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS FOR 2003 AS PROPOSED IN ITEM 2.

Item 3: Shareholder Proposal Regarding Classified Board

Item 3 is a proposal submitted by Martin Glotzer, 7061 N. Kedzie Avenue, Suite 301, Chicago, IL 60645 and Frank Gopen, the Plan Administrator of New England Mfg. Corp. Employees’ Profit Sharing Plan and Trust, P.O. Box 278, Brookline, MA, 02146-0002. Mr. Glotzer has indicated to the Company that as of October 18, 2002 he owned 10 common shares and Mr. Gopen indicated that as of October 18, 2002 the New England Mfg. Corp. Employees’ Profit Sharing Plan and Trust owned 100 common shares.

Shareholder Proposal

PROPOSAL

RESOLVED: That the stockholders of Sears, Roebuck and Company, assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors, their subsequent election shall also be on an annual basis.

REASONS

Continued very strong support along the lines we suggest were shown at several past annual meetings. At the 2002 meeting 68.7%, 31,391 owners of 166,211,590 shares, were cast in favor of this proposal. (Management is requested to insert the correct figures when the last time the proposal was presented to shareholders 2002.)

We believe the Board of Directors should accept the wishes of many SEARS shareholders as part of its program of corporate governance.

If you agree, please mark your proxy for this resolution.

The Company’s Statement in Opposition

The Board of Directors believes that this proposal is not in the best interest of the Company or you, our shareholders, and unanimously recommends that you vote against it.

In 1988, the shareholders of the Company voted to amend the Company’s Certificate of Incorporation (the “Certificate”) to create a classified Board of Directors. The directors are grouped into three classes approximately equal in number and serve staggered three-year terms. Thus, each year approximately one-third of the Board is up for election.

The Board recognizes that a significant number of shareholders have voted in favor of previous shareholder proposals requesting declassification of the Board and takes an active interest in shareholder proposals receiving a majority of the votes cast at any annual meeting. However, it also considers the relationship between the number of shareholders supporting the proposal as compared to the total number of outstanding shares. The shareholder-approved amendment to the Certificate provided that the classified Board provisions of the Certificate can be modified only with the vote of at least 75% of the outstanding shares. At the 2002 Annual Meeting, while the shareholder proposal to declassify the Board received a majority of the votes cast, the votes in favor constituted approximately 70 million shares fewer than the number of shares that would be required to amend the Certificate to declassify the Board.

The Board periodically reviews this issue to determine whether it would be appropriate to reconsider having a classified Board. After careful review, the Board concludes, for the reasons outlined below, that it is still in the best interests of the Company and its shareholders to maintain a classified Board.

Board classification ensures that the majority of directors at any given time will have experience in the business and affairs of the Company. The Board believes that such a Board is best situated to maximize long-term shareholder value. For instance, continuity on the Board is integral to developing, refining and executing a long-term strategic plan, a process that often takes years. The Board also believes continuity provides directors with an historical perspective of the Company that enhances their ability to make fundamental decisions that are best for the Company — decisions on strategic transactions, significant capital commitments and careful and consistent use of financial and other resources. At the same time, the Board remains accountable to the shareholders, who retain the power to influence the composition of the Board by proposing and electing alternate nominees for the class of directors to be elected each year. The Board believes that incumbent directors who continue in office will be aware of and influenced by such shareholder activities.

For these reasons, the Board believes that a classified Board is still in the best interests of the Company and its shareholders.

ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE AGAINST ITEM 3.

Item 4: Shareholder Proposal Regarding Poison Pills

Item 4 is a proposal submitted by Emil Rossi, P.O. Box 249, Boonville, CA 95415. The Company verified that Mr. Rossi was the owner of 3,287 common shares as of October 24, 2002.

Shareholder Proposal

4 - Shareholder Vote on Poison Pills

This topic won an average 60%-yes vote at 50 companies in 2002

This is to recommend that the Board of Directors redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

This topic won an average 60%-yes vote at 50 companies in 2002 according to the Investor Responsibility Research Center tabulation on Average Voting Results, December 2002.

Harvard Report

A 2001 Harvard Business School study found that good corporate governance (which took into account whether a company has a poison pill) was positively and significantly related to company value. This study, conducted with the University of Pennsylvania’s Wharton School, reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999. The report is titled, “Corporate Governance and Equity Prices,” July 2001, Paul A. Gompers, Harvard Business School.

Some believe that a company with good governance will perform better over time, leading to a higher stock price. Others see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company.

Since the 1980s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org, an organization of 120 pension funds which invests $1.5 trillion, called for shareholder approval of poison pills. The Council of Institutional Investors position is specified in the Council of Institutional Investors’ “Corporate Governance Policies,” under Core Policies, Shareholder Voting Rights, item 5.b. with the key word “poison pills.” In recent years companies have been willing to redeem existing poison pills or seek shareholder approval for their poison pill. This includes Columbia/HCA and McDermott International. I believe that our company should follow suit and allow shareholder input.

Shareholder Vote on Poison Pills

Yes on 4

The Company’s Statement in Opposition

The Board of Directors believes that this proposal is not in the best interest of the Company or you, our shareholders, and unanimously recommends that you vote against it.

The Board has not adopted a shareholder rights plan (sometimes called a “poison pill”) and, in recommending a vote against the shareholder proposal, has not determined that a rights plan should be adopted by the Company. However, circumstances could arise in the future in which the adoption of such a plan would be an important tool for protecting the interests of the shareholders in compliance with the fiduciary duties of the Board. Requiring shareholder approval prior to the adoption of a rights plan could impede the ability of the Board to use such a plan for the benefit of shareholders when circumstances warrant.

Rights plans are designed to strengthen the ability of a board of directors, in the exercise of its fiduciary duties, to maximize shareholder value and protect shareholders from unfair and abusive takeover tactics. More than 2,000 U.S. companies, including more than half of the companies in the S&P 500 Index, have adopted some type of rights plan, according to an IRRC (Investor Responsibility Research Center) report issued last year.

The Board disagrees with the proponent’s suggestion that a rights plan would permit the Board to act against the interests of shareholders. On the contrary, the Board has a fiduciary duty to and is committed to act in the best interests of the shareholders. This duty applies to all actions, including any future adoption of a rights plan. In fact, any adoption or use of a rights plan by the Board would be subject to judicial review under New York Business Corporation Law Section 505(a)(2)(ii), which explicitly provides for such review to insure that rights plans are utilized in the best interests of the corporation and its shareholders. Accordingly, rights plans should neither prevent unsolicited proposals from being made nor prevent companies from being acquired at prices that are fair and adequate.

In fact, a study of takeover data from 1992 through 1996 by Georgeson & Company, a nationally recognized proxy solicitation and investor relations firm, found that the presence of a rights plan neither increased the likelihood of defeat of an unsolicited takeover proposal nor reduced the likelihood of a company becoming a takeover target. The same Georgeson & Company study found that the premiums paid to acquire companies with rights plans averaged eight percentage points higher than premiums for companies without such plans.

The Board of Directors of the Company seriously considered a similar proposal that was submitted by the same proponent for consideration at the 2002 Annual Meeting, as well as the shareholder vote on that proposal. Although that proposal received a majority of the votes cast at the 2002 Annual Meeting, for the reasons described above, the Board believes this proposal is not in the best interest of the Company or our shareholders. In recommending a vote against the proposal, the Board has not determined that the Company should adopt a rights plan. Any such determination would be made only after careful deliberation, in light of the totality of the circumstances then prevailing and in the exercise of the Board’s fiduciary duties. The recommendation against the proposal is based on the Board’s belief that it would be unwise to limit the flexibility of the Board to act in the best interests of the Company and the shareholders if circumstances arise in the future that warrant the adoption of a rights plan.

ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE AGAINST ITEM 4.

Item 5: Shareholder Proposal Regarding Executive Retirement Plan Benefits

Item 5 is a proposal submitted by the AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006. The AFL-CIO Reserve Fund indicated to the Company that, as of December 13, 2002, it owned 200 common shares.

Shareholder Proposal

RESOLVED: The shareholders of Sears, Roebuck and Co. (the “Company”) urge the Board of Directors (the “Board”) to seek shareholder approval of any extraordinary pension benefits for senior executives under the Company’s supplemental executive retirement plan (the “SERP”). The Board shall implement this policy in a manner that does not violate any existing employment agreement or vested pension benefit.

For the purposes of this resolution, “SERP” refers to any plan that supplements executives’ retirement pay with nonqualified benefits above compensation limits set by the Internal Revenue Code. “Extraordinary benefits” means receipt of additional years of service credit not actually worked, preferential benefit formulas not provided under the Company’s qualified pension plan, or the accelerated vesting of pension benefits.

Supporting Statement

Supplemental executive retirement plans provide deferred compensation for a select group of management or highly compensated employees whose compensation exceeds limits set by Federal tax law. Because SERPs are unfunded plans and payable out of the Company’s general assets, the associated pension liabilities can be significant.

Our Company provides certain executives with additional pension benefits not generally provided by the Company’s tax-qualified pension plan or its supplemental executive retirement plan. Pursuant to their employment agreements, Chief Financial Officer Paul Liska, former General Counsel Anastasia Kelly and Senior Vice President Greg Lee each receive a 2-year-for-1-year service credit until age 55, 60 and 61, respectively. Senior Vice President William Pagonis also receives a 2-year-for-one-year service credit from 1997 through his last day of employment (but not beyond his 65th birthday).

At least one of our Company’s senior executive officers is also entitled to an enhanced retirement benefit in the event of his involuntary termination prior to the vesting of his pension. Should Mr. Liska be terminated before attaining five years of continuous vesting service, he will receive a lump sum equal to the pension benefit that he would have accrued from his date of hire through a two-year severance period as well as a gross up on any golden parachute excise taxes.

We believe these extraordinary pension benefits are unnecessary given the high levels of executive compensation at our Company and that they will increase the cost of Company’s SERP to shareholders. We also feel Mr. Liska’s enhanced retirement benefit following his involuntary termination is duplicative given the other severance provisions of his employment contract.

To help ensure that the use of extraordinary pension benefits for senior executives is in the best interest of shareholders, we believe such benefits should be submitted for shareholder approval. Because it is not always practical to obtain prior shareholder approval, the Company would have the option of seeking approval after the material terms were agreed upon.

For these reasons, please vote FOR this proposal.

The Company’s Statement in Opposition

The Board of Directors believes that this proposal is not in the best interest of the Company or you, our shareholders, and unanimously recommends that you vote against it.

The Board believes that it is important that executive compensation be competitive with that of our competitors and with companies of similar size across all industries. The Board oversees the compensation arrangements for the Company’s executive officers, primarily through the Compensation Committee of the Board, which is comprised entirely of non-employee directors. The Board recognizes its responsibility to make executive compensation decisions in a manner it believes to be in the best interest of the Company and its shareholders.

In order to attract, retain and reward executives in a competitive business environment, it is critical that the Company maintains the flexibility to design, without delay, employment arrangements that address the specific facts and circumstances of each executive’s situation. This flexibility would be substantially undermined by a requirement for shareholder approval.

The Board believes that the award to certain key executives of additional credited years of service, preferential benefit formulas, or accelerated vesting under pension plans, when used judiciously under appropriate circumstances, promotes shareholders’ interests by enabling the Company to recruit and retain the most qualified executive officers. The Company does not enter into these arrangements on a routine basis or with large numbers of executives. Because of the market competition for qualified executives, the Company must have the ability to offer competitive employment packages to motivate valuable executives to relocate to the Company, particularly when to do so would require the executive to forfeit substantial retirement benefits that he or she has accrued elsewhere.

Although the proposal states that shareholder approval can be obtained after the material terms of benefits are agreed upon, this solution is not practical. Adoption of the proposal would require the Company to either incur significant time and expense to convene a special shareholders’ meeting for the sole purpose of voting on this type of arrangement or delay finalizing a prospective executive’s compensation package until after its approval at the annual shareholders’ meeting. In either case, the Company would be at a competitive disadvantage in attracting qualified executives who decline to be subject to the uncertainty created by the shareholder approval requirement.

ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE AGAINST ITEM 5.

Certain Transactions

As described on page 12, State Street Bank and Trust Company beneficially owns 9.5% of Sears outstanding common shares. State Street provides credit lines to the Company, provides investment management services to the Sears Pension Plan and serves as trustee for the Sears 401(k) Savings Plan. In addition, State Street also provides, through a joint venture with Citigroup formed on April 1, 2000, administrative services to the Sears 401(k) Savings Plan and the Sears Pension Plan. In 2002, the Company, the Sears 401(k) Savings Plan and the Sears Pension Plan together paid State Street approximately $13.3 million for these and related services.

Independent Accountant Fees

Deloitte & Touche (including Deloitte & Touche LLP, Deloitte Consulting, the member firms of Deloitte Touche Tohmatsu and their respective affiliates) billed the Company the following fees for the past fiscal year.

Audit Fees (review of quarterly and audit of annual financial statements)	$3,546,000

Financial Information System Design and Implementation Fees (as defined in applicable SEC rules)	$-0-

All Other Fees

Audit-Related Fees (1)	$1,816,000

Other Fees (2)	$1,627,000

$6,989,000

(1)	Includes fees for attestation services rendered by Deloitte & Touche for matters such as comfort letters and consents related to SEC and other registration statements, audits of employee benefit plans, statutory audits, agreed upon procedures, and consultation on accounting standards or transactions.

(2)	Represents fees for tax planning and compliance services.

Other Matters

Effective March 31, 2002, the Company renewed its directors and officers liability insurance policies in the aggregate amount of $150 million. The $150 million is a shared aggregate providing coverage for directors’ and officers’, fiduciary and employment practices liability. The 2002 premiums were approximately $4.0 million. The policies expire on March 31, 2003. The insurers are A.C.E. Insurance Co., Lloyds of London, Gulf Insurance Co., Royal & SunAlliance, Great American Insurance Co., Hartford Insurance Co., Zurich-American Insurance Co., Federal Insurance Co. and National Union Fire Insurance Co. No sums were paid under any directors and officers liability insurance policies or other indemnification obligation in 2002. At the time of mailing of this proxy statement, the Company is in negotiations to renew the policies.

Appendix A

Excerpts From By-Laws of Sears, Roebuck and Co.

Article I

MEETINGS OF SHAREHOLDERS

Section 1.    Place of Meetings. All meetings of the shareholders shall be held at such place within or without the State of New York as shall be fixed by the Board of Directors from time to time.

Section 2.    Annual Meetings. The annual meeting of the shareholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held at such time as is specified in the notice of the meeting on either the second Wednesday in May of each year or on such other date as may be fixed by the Board of Directors prior to the giving of the notice of such meeting. The Board of Directors acting by resolution may postpone and reschedule any previously scheduled annual meeting of shareholders.

Nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Company’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Company who was a shareholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this By-Law.

For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of the foregoing paragraph of this By-Law, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not less than 45 days nor more than 75 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the class and number of shares of the Company which are owned beneficially and of record by such shareholder and such beneficial owner.

Notwithstanding anything in the second sentence of the preceding paragraph to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Company is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Company at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive

A-1

offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

Only such persons who are nominated in accordance with the procedures set forth in these By-Laws shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal shall be disregarded.

For purposes of this By-Law, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect directors under specified circumstances.

Section 3.    Special Meetings. Special meetings of the shareholders for any purpose or purposes shall be called to be held at any time upon the request of the Chairman of the Board of Directors, the President or a majority of the members of the Board of Directors or of the Executive Committee then in office. Business transacted at all special meetings shall be confined to the specific purpose or purposes of the persons authorized to request such special meeting as set forth in this Section 3 and only such purpose or purposes shall be set forth in the notice of such meeting. The Board of Directors acting by resolution may postpone and reschedule any previously scheduled special meeting of shareholders.

Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected (a) pursuant to the Company’s notice of meeting (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Company who is a shareholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law. Nominations by shareholders of persons for election to the Board of Directors may be made at such a special meeting of shareholders if the shareholder’s notice required by the third paragraph of Section 2 of Article I of these By-Laws shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

Only such persons who are nominated in accordance with the procedures set forth in these By-Laws shall be eligible to serve as directors and only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal shall be disregarded.

Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law.

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DIRECTIONS TO SEARS HOME OFFICE

Directions from Midway Airport:

Take I-290, Eisenhower Expressway, West. This will turn into Rt. 53 North, approximately 25 miles out of the Loop. Follow Rt. 53 North and exit on I-90 West, Northwest Tollway. Stay on Rt. 90 West to the exit at Beverly Road and proceed North. You will see the Sears Entrance on the right. Turn right into the Sears complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area).

Directions from the Loop or O’Hare Airport:

Take I-90/94 West and stay on I-90, Northwest Tollway, west towards Rockford. Exit at Beverly Road and proceed North. You will see the Sears Entrance on the right. Turn right into the Sears complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area).

Directions from West of Route 59:

Take I-90, Northwest Tollway, East to Rt. 59 (first exit after Rt. 25). Exit at Rt. 59 and proceed North. At Higgins Road (Route 72) turn left. Proceed West on Higgins Road to Beverly Road. At Beverly Road turn left and proceed South. You will see the Sears Entrance on the left. Turn left into the Sears complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area).

SEARS, ROEBUCK AND CO.

P.O. BOX 8648

EDISON, NEW JERSEY 08818-9147

PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all common shares of Sears, Roebuck and Co. that you are entitled to vote and gives voting instructions for any common shares held on your behalf in the Sears 401(k) Savings Plan, the Lands’ End, Inc. Retirement Plan and your Sears Associate Stock Purchase Plan brokerage account.

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Sears, Roebuck and Co., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SEARS3	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SEARS, ROEBUCK AND CO.

The Board of Directors recommends a vote

FOR proposals 1 and 2.

Election of Directors

1.	The nominees for election to the Board of Directors are:
	01) Hall Adams, Jr. 02) James R. Cantalupo 03) W. James Farrell	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

		☐	☐	☐

		For	Against	Abstain	The Board of Directors recommends a vote AGAINST proposals 3, 4 and 5.		For	Against	Abstain

2.	Appointment of Deloitte & Touche LLP as independent auditors for the year 2003.	0	0	0	3.	Shareholder proposal regarding classified Board.	0	0	0
					4.	Shareholder proposal regarding poison pills.	0	0	0

					5.	Shareholder proposal regarding executive retirement plan benefits.	0	0	0
I have given written voting instructions, a change of address or comments on the back of this card.			0

		Yes	No
Please indicate if you plan to attend the Meeting		0	0

NOTE: Please sign exactly as your name or names appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, give full title.

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)			Date

ADMISSION TICKET

You should present this admission ticket in order to gain admittance to the 2003 Annual Meeting of Shareholders. This ticket admits only the shareholder(s) listed on the reverse side and is not transferable. If your shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a statement, proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

DIRECTIONS TO SEARS HOME OFFICE

Directions from Midway Airport:

Take I-290, Eisenhower Expressway, West. This will turn into Rt. 53 North, approximately 25 miles out of the Loop. Follow Rt. 53 North and exit on I-90 West, Northwest Tollway. Stay on I-90 West to the exit at Beverly Road and proceed North. You will see the Sears Entrance on the right. Turn right into the Sears complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area).

Directions from the Loop or O’Hare Airport:

Take I-90/94 West and stay on I-90, Northwest Tollway, West, towards Rockford. Exit at Beverly Road and proceed North. You will see the Sears Entrance on the right. Turn right into the Sears complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area).

Directions from West to Route 59:

Take I-90, Northwest Tollway, East to Rt. 59 (first exit after Rt. 25). Exit at Rt. 59 and proceed North. At Higgins Road (Rt. 72) turn left. Proceed West on Higgins Road to Beverly Road. At Beverly Road turn left and proceed South. You will see the Sears Entrance on the left. Turn left into the Sears complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area).

P R O X Y

Sears, Roebuck and Co.

This Proxy is Solicited on Behalf of the Board of Directors

of Sears, Roebuck and Co.

The undersigned, revoking any proxy previously given, hereby appoint(s) Brenda C. Barnes, Donald J. Carty, Michael A. Miles and Hugh B. Price, and each of them, as proxies with full powers of substitution, to vote, as directed on the reverse side of this card, all shares the undersigned is entitled to vote at the 2003 Annual Meeting of Shareholders of Sears, Roebuck and Co. and authorizes each proxy to vote at his or her discretion on any other matter that may properly come before the meeting or at any adjournment of the meeting.

This card also provides voting instructions for any Sears common shares held on the undersigned’s behalf in the Sears 401(k) Savings Plan, the Lands’ End, Inc. Retirement Plan and your Sears Associate Stock Purchase Plan brokerage account.

The nominees for election to the Board of Directors are: 01. Hall Adams, Jr.; 02. James R. Cantalupo; 03. W. James Farrell

Instruction: To maximize the number of nominees elected to Sears, Roebuck and Co.’s Board of Directors, unless otherwise specified below, this proxy authorizes the proxies named above to cumulate all votes that the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees listed above as the proxies shall determine, in their sole and absolute discretion. To specify a different method of cumulative voting, write “Cumulative For” and the number of shares and the name(s) of the nominee(s) in the space provided below. Please note that you can direct the proxies to cumulate your votes only if you vote by mail.

This proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxy holders on all other matters properly coming before the meeting. If no direction is made, this proxy will be voted FOR all of the Board of Directors’ nominees, FOR proposal 2 and AGAINST proposals 3, 4 and 5, except for any shares the undersigned holds in the Sears 401(k) Savings Plan and the Lands’ End, Inc. Retirement Plan, which will be voted according to the rules of these plans, and in his or her Sears Associate Stock Purchase Plan brokerage account, which will not be voted.

Address Changes/Comments/Voting Instructions:

(If you noted any address Changes, Comments or Voting Instructions above, please check the corresponding box on the reverse.)

SEE REVERSE SIDE

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You can submit your proxy voting instructions right over the Internet

It’s fast, convenient, and your voting instructions are immediately posted.

If you received notification by postal mail:

1.	Read the Proxy Statement. The accompanying Voting Instruction Form or Proxy Card contains your Control Number.
2.	Enter the 12 digit Control Number to access an electronic ballot.
3.	Complete the electronic ballot and submit your voting instructions.
4.	Provide your E-Mail address if you want confirmation of your voting instructions.

If you received notification by E-Mail:

1.	To access an electronic ballot, enter the 12 digit Control Number contained in your E-Mail message and the PERSONAL IDENTIFICATION NUMBER (PIN) you used when you enrolled for electronic delivery.
2.	The ballot displayed contains Internet Links to the applicable materials; read them carefully.
3.	Complete the ballot and submit your voting instructions.

Enter your CONTROL NUMBER: (Please skip any spaces)

Enter your PERSONAL IDENTIFICATION NUMBER (PIN): (Required for the E-Mail option only)

Check this box if you have forgotten your PIN and wish to have it emailed to the address on record. If the control number you enter requires a PIN, checking the above box will result in the PIN being emailed to you regardless of what you may enter as PIN and will not display the ballot. If no PIN is required, checking the above box will have no effect.

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SEARS, ROEBUCK AND CO. Annual Meeting

To be held on 05/08/2003 for holders as of 03/10/2003

CUSIP 812387- A99

Your Control Number:

ANNUAL REPORT and PROXY STATEMENT

(Clicking on the above links will open another window. Simply close that window to return to this page.)

This Proxy is Solicited on Behalf of the Board of Directors

of Sears, Roebuck and Co.

The undersigned, revoking any proxy previously given, hereby appoint(s) Brenda C. Barnes, Donald J. Carty, Michael A. Miles and Hugh B. Price, and each of them, as proxies with full powers of substitution, to vote, as directed below, all shares the undersigned is entitled to vote at the 2003 Annual Meeting of Shareholders of Sears, Roebuck and Co. and authorizes each proxy to vote at his or her discretion on any other matter that may properly come before the meeting or at any adjournment of the meeting.

Your submission also provides voting instructions for any Sears common shares held on your behalf in the Sears 401(k) Savings Plan, the Lands’ End, Inc. Retirement Plan and your Sears Associate Stock Purchase Plan brokerage account.

Please note that you can direct the proxies to cumulate your votes for director nominees only if you vote by mail.

This proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxy holders on all other matters properly coming before the meeting. If no direction is made, this proxy will be voted FOR all of the Board of Directors’ nominees, FOR proposal 2 and AGAINST proposals 3, 4 and 5, except for any shares the undersigned holds in the Sears 401(k) Savings Plan and the Lands’ End, Inc. Retirement Plan, which will be voted according to the rules of these plans, and in his or her Sears Associate Stock Purchase Plan brokerage account, which will not be voted.

Directors’ Recommendations:

Choose this if you would like to vote your shares following directors’ recommendations. See below for the detailed recommendations. Please read it carefully.

“Vote my shares per directors’ recommendations”

Proxy Ballot:

DIRECTOR(S):

Directors recommend a vote for election of the following nominee(s)

☐  ☐    For All Withhold All

☐    For All EXCEPT Those Selected Below:

☐    HALL ADAMS, JR.

☐    JAMES R. CANTALUPO

☐    W. JAMES FARRELL

PROPOSALS:

Please indicate your proposal selections by clicking on the fields below.

02 . APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE YEAR 2003. Directors Recommend:

☐  FOR    ☐  For  Against    ☐  Abstain

03 . SHAREHOLDER PROPOSAL REGARDING CLASSIFIED BOARD.

Directors Recommend: AGAINST

☐  For         ☐  Against         ☐  Abstain

04 . SHAREHOLDER PROPOSAL REGARDING POISON PILLS.

Directors Recommend: AGAINST

☐  For         ☐  Against         ☐  Abstain

05 . SHAREHOLDER PROPOSAL REGARDING EXECUTIVE RETIREMENT PLAN BENEFITS.

Directors Recommend: AGAINST

☐  For         ☐  Against         ☐  Abstain

Meeting Attendance: PLEASE INDICATE IF YOU PLAN TO ATTEND THIS MEETING

☐  Yes        ☐  No

Vote my shares per the above selections

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Proxy Final Submission

Please check all of the information below for accuracy.

See instructions below and click on Final Submission

Your Control Number:

SEARS, ROEBUCK AND CO. Annual Meeting

To be held on 05/08/2003 for holders as of 03/10/2003

CUSIP 812387- A99

DIRECTORS:

HALL ADAMS, JR., JAMES R. CANTALUPO, W. JAMES FARRELL

You Voted:

PROPOSALS:

02. APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE YEAR 2003.

You Voted:

03. SHAREHOLDER PROPOSAL REGARDING CLASSIFIED BOARD.

You Voted:

04. SHAREHOLDER PROPOSAL REGARDING POISON PILLS.

You Voted:

05. SHAREHOLDER PROPOSAL REGARDING EXECUTIVE RETIREMENT PLAN BENEFITS.

You Voted:

Meeting Attendance: PLEASE INDICATE IF YOU PLAN TO ATTEND THIS MEETING

If any of the above information is incorrect, return to the proxy ballot form by using the Back feature of your Browser Program

If you would like to receive an electronic confirmation when this vote is recorded enter your E-Mail address here:

E-Mail:

If all of the above information is correct then click on Final Submission below.

If any of the above information is incorrect, return to the proxy ballot form by using the Back feature of your Browser Program

Final Submission

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Thank You For Voting

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ELECTRONIC DELIVERY

You now have the option to receive future shareholder communications (Annual Reports, Prospectus, Proxy Statements, and Quarterly Reports, etc.) electronically, instead of in print. This will save postage and mailing costs.

Participation is completely your choice. To send future shareholder communications to you electronically, we require your permission. Simply click on the link below to access the Electronic Delivery site.

In the future, when, and if, material is available electronically, we will send you an e-mail which will contain information that will point you to an Internet location where the material is available, along with a link to ProxyVote.com (when applicable) to submit your voting instructions. We hope you will give this option your serious consideration.

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